Messineo & Co., CPAs LLC 2471 N McMullen Booth Rd, Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated June 12, 2013 relative to the financial statements of TOA Shoko Japan Co., Ltd as of March 31, 2013 and for the period January 28, 2013 (date of inception) through March 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co., CPAs LLC

Clearwater, Florida

November 11, 2013